EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Sean Edgett (“Executive”) and Match Group, Inc., a Delaware corporation (the “Company”) and is effective as of the Effective Date (as defined below).
WHEREAS, the Company desires to establish its right to the services of Executive, in the capacity described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.
NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:
1.    EMPLOYMENT.
(a)POSITION. During the Term (as defined below), the Company shall employ Executive, and Executive shall be employed, as the Chief Legal Officer and Secretary of the Company. During Executive’s employment with the Company, Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive’s position and shall render such services on the terms set forth herein. During Executive’s employment with the Company, Executive shall report to the Chief Executive Officer of the Company (the “Reporting Officer”). Executive shall have such powers and duties with respect to the Company as may reasonably be assigned to Executive by the Reporting Officer, to the extent consistent with Executive’s position. Executive agrees to devote substantially all of Executive’s working time, attention and efforts to the Company and to perform the duties of Executive’s position in accordance with the Company’s written policies as in effect from time to time.
(b)LOCATION. Executive’s principal place of employment shall initially be the San Francisco, California metropolitan area, except for travel to other locations (including, without limitation, Los Angeles, California and Dallas, Texas) as necessary to fulfill Executive’s duties and responsibilities to the Company and remote work consistent with applicable Company policy, as in effect from time to time. Notwithstanding the foregoing, Executive acknowledges and agrees that Executive shall relocate his primary residence to the greater Los Angeles area on or prior to August 2, 2025 (the “Relocation” and the date on which Executive relocates, the “Relocation Date”) and thereafter perform the services required by this Agreement at the Company’s principal offices in the Los Angeles, California metropolitan area (for clarity, subject to travel requirements and remote work policies in effect from time to time).
2.    TERM. This Agreement, and Executive’s employment hereunder, shall, subject to Section 13 below, commence on September 23, 2024 (the “Effective Date”) and shall continue for a period of one (1) year following the Effective Date (the “Initial Term”), unless earlier terminated in accordance with the terms of this Agreement. If not earlier terminated, the term of employment hereunder shall automatically be renewed for successive one (1)-year periods on each of (a) the first anniversary of the Effective Date and (b) on each successive anniversary of the Effective Date thereafter (each successive one (1)-year renewal term, together with the Initial Term, the “Term”), unless either party hereto provides written notice to the other, at least ninety (90) days prior to the end of the applicable Term, that it elects not to extend the Term, which notice shall be irrevocable (any such notice, a “Non-Renewal Notice”). Notwithstanding anything to the contrary in this Agreement, Executive’s employment hereunder is “at will” and may be terminated by the Company or Executive at any time for any reason or for no reason, with or without Cause (as defined below), subject to the provisions of Section 1 of the Standard Terms and Conditions attached as Exhibit A hereto (the “Standard Terms and Conditions”).
3.    COMPENSATION.
(a)    BASE SALARY. During the Term, the Company shall pay Executive an annual base salary of $500,000 (the “Base Salary”), pro-rated for any partial year of employment. The Base Salary shall be payable in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time, but no less often than monthly). The Base Salary may be increased from time to time in the discretion of the Board of Directors of the Company (the “Board”) or its Compensation and Human Resources Committee (the “Committee”). For all purposes under this Agreement, the term “Base Salary” shall refer to the Base Salary as in effect from time to time.
(b)    DISCRETIONARY BONUS. For each calendar year ending during the Term, Executive shall be eligible to receive a discretionary annual cash bonus (pro-rated for 2024), payable at the same time as bonuses are paid generally to other executives at the Company, but in no event later than March 15 of the calendar year following the year with respect to which such bonuses are payable. The target amount of the annual bonuses shall be equal to 100% of Executive’s Base Salary, with the actual amount (which could be less or greater than the target amount above), if any, in all cases to be determined by the Committee in consultation with the Reporting Officer. The payment of any such bonus, to the extent payable, will be subject to Executive’s continued employment through the date on which the bonus is paid, and shall not be considered earned for any purpose prior to such payment date.
(c)    BENEFITS. During the Term, Executive shall be entitled to participate in any welfare, health and life insurance, pension, retirement, benefit and incentive programs as may be adopted from time to time by the Company on the same basis as that provided to similarly situated senior executives of the Company, it being understood that the Company may modify or terminate any such plan(s) or program(s) at any time(s) in its sole discretion. Without limiting the generality of the foregoing, Executive shall be entitled to the following benefits:
(i)Reimbursement for Expenses. During the Term, the Company shall reimburse Executive for all reasonable and necessary expenses incurred by Executive in performing Executive’s duties for the Company, on the same basis as similarly situated senior executives and in accordance with the Company’s policies as in effect from time to time (subject to applicable substantiation requirements). For clarity, the parties acknowledge and agree that (x) without limiting any other provisions hereof, the proper performance of Executive’s duties and responsibilities hereunder will require travel to the Company’s offices in the Los Angeles and Dallas metropolitan area, and that expenses for such travel shall be reimbursable hereunder as provided above, and (y) to the extent that Company’s reimbursement of any expenses in accordance with this Section 3(c)(i)

constitutes taxable compensation to Executive, Executive shall be solely responsible for any such taxes, and hereby agrees to timely pay any such taxes and authorizes the Company to deduct and withhold such taxes from any other amounts payable by the Company to Executive.
(ii)Vacation. During the Term, Executive shall be entitled to paid vacation each year, in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated senior executives of the Company generally.
(iii)Relocation Services. Subject to Executive’s timely Relocation on or prior to the Relocation Date, the Company will provide Executive with cost reimbursement for relocation services through its third-party provider (currently Aires) in accordance with its practices generally applicable to senior executives (which covers certain expenses relating to a home finding trip, shipment of household goods and car, temporary living (up to sixty (60) days), and final travel costs, subject to timely substantiation of such expenses in accordance with applicable Company policy).
(d)    EQUITY AWARDS. Executive will be granted, under and subject to the provisions of the Match Group, Inc. 2015 Stock and Annual Incentive Plan or any successor incentive equity plan thereto under which any award is granted (in any case, the “Equity Plan”), on the first calendar day of the month that next follows the Effective Date (the “Grant Date”), subject to Executive’s continued employment with the Company through the Grant Date:
(i)restricted stock units of the Company, with a value of $2,500,000 as of the Grant Date, determined using the volume-weighted average price, rounded to two decimal places, of Company common stock on the primary stock exchange on which shares of the Company’s common stock are traded for the thirty (30) consecutive trading days ending on the Grant Date or, if the Grant Date is not a trading day, ending on the trading day immediately preceding the Grant Date, vesting in substantially equal installments on each of the first three (3) anniversaries of the Grant Date, subject to Executive’s continued employment with the Company through the applicable vesting date and further subject to the terms and conditions set forth in the Company’s award agreement memorializing the applicable terms of the award (an “Award Agreement”); and
(ii)performance-based restricted stock units of the Company, with a target value of $2,500,000 as of the Grant Date, determined using the volume-weighted average price, rounded to two decimal places, of Company common stock on the primary stock exchange on which shares of the Company’s common stock are traded for the thirty (30) consecutive trading days ending on the Grant Date or, if the Grant Date is not a trading day, ending on the trading day immediately preceding the Grant Date, vesting in full on the third (3rd) anniversary of the Grant Date subject to Executive’s continued employment with the Company through the vesting date and attainment of applicable performance goals, each as set forth (with other applicable terms and conditions) in an applicable Award Agreement.
4.    NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested, or by hand delivery, overnight delivery by a nationally recognized carrier, facsimile transmission or PDF, in each case to the applicable address set forth below (or, if by e-mail transmission or PDF, to an email account provided by the other party), and any such notice is deemed effectively given when received by the recipient (or if receipt is refused by the recipient, when so refused):
If to the Company:        Match Group, Inc.
                    8750 North Central Expressway
                    Suite 1400
Dallas, TX 75231
Attention: Legal Department
Email: corporatelegal@match.com

If to Executive:    At the most recent address for Executive on record at the Company.
Either party may change such party’s address for notices by notice duly given pursuant hereto.
5.    GOVERNING LAW; JURISDICTION. This Agreement and the legal relations thus created between the parties hereto (including, without limitation, any dispute arising out of or related to this Agreement) shall be governed by and construed under and in accordance with the internal laws of the State of Texas without reference to its principles of conflicts of laws. Any dispute between the parties hereto arising out of or related to this Agreement will be heard exclusively and determined before an appropriate federal court located in the State of Texas, or an appropriate Texas state court, and each party hereto submits itself and its property to the exclusive jurisdiction of the foregoing courts with respect to such disputes. The parties hereto acknowledge and agree that this Agreement was executed and delivered in the State of Texas and that, in the course of performing duties hereunder for the Company, Executive shall have multiple contacts with the business and operations of the Company, as well as other businesses and operations in the State of Texas, and that for those and other reasons this Agreement and the undertakings of the parties hereunder bear a reasonable relation to the State of Texas. Each party hereto (i) agrees that service of process may be made by mailing a copy of any relevant document to the address of the party set forth above, (ii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the courts referred to above on the grounds of inconvenient forum or otherwise as regards any dispute between the parties hereto arising out of or related to this Agreement, (iii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue in the courts referred to above as regards any dispute between the parties hereto arising out of or related to this Agreement and (iv) agrees that a judgment or order of any court referred to above in connection with any dispute between the parties hereto arising out of or related to this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction. Executive represents and warrants that Executive is in fact individually represented by legal counsel in negotiating the terms of this Agreement to designate each of the venue and forum in which a controversy arising from this Agreement may be adjudicated and the choice of law to be applied.
6.    COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

7.    STANDARD TERMS AND CONDITIONS. Executive expressly understands and acknowledges that the Standard Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement. References to “this Agreement” or the use of the term “hereof” shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole.
8.    ENTIRE AGREEMENT. This Agreement, and any Exhibits (including the Standard Terms and Conditions) incorporated thereto, contains the entire agreement between Executive and the Company and there are no agreements, warranties, or representations which are not set forth therein or herein. This Agreement may not be modified or amended except by an instrument in writing duly signed by or on behalf of the parties hereto.
9.    SECTION 409A OF THE INTERNAL REVENUE CODE.
(a)It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations issued thereunder (“Section 409A”) or an available exemption therefrom, and thus avoid the imputation of any tax, penalty or interest under Section 409A. This Agreement shall be construed and interpreted consistent with that intent.
(b)For purposes of this Agreement, a “Separation from Service” occurs when Executive dies, retires or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder (the date of any such Separation from Service, a “Termination Date”).
(c)If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Executive’s Separation from Service, Executive shall not be entitled to any payment or benefit payable upon Executive’s Separation from Service to the extent that any such payment would constitute “nonqualified deferred compensation” (if at all) within the meaning of Section 409A until the earlier of (i) the date which is six (6) months after his Separation from Service for any reason other than death, or (ii) the date of Executive’s death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s Separation from Service that are not so paid by reason of this Section 9(c) shall be paid (without interest) as soon as practicable after the date that is six (6) months after Executive’s Separation from Service (or, if earlier, as soon as practicable after the date of Executive’s death).
(d)To the extent that any reimbursement pursuant to this Agreement is taxable to Executive, Executive shall provide the Company with documentation of the related expenses promptly so as to facilitate the timing of the reimbursement payment contemplated by this paragraph, and any reimbursement payment due to Executive pursuant to such provision shall be paid to Executive promptly, and in any event on or before the last day of Executive’s taxable year next-following the taxable year in which the related expense was incurred. Such reimbursement obligations pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such benefits that Executive receives in any other taxable year.
(e)In no event shall the Company be required to pay Executive any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid to Executive hereunder. The Company agrees to take any reasonable steps requested by Executive to avoid adverse tax consequences to Executive as a result of any benefit to Executive hereunder being subject to Section 409A, provided that Executive shall, if requested, reimburse the Company for any incremental costs (other than incidental costs) associated with taking such steps.
(f)Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. All payments to be made upon a termination of employment under this Agreement may only be made upon a Separation from Service under Section 409A.
10.     INDEMNIFICATION. The Company and Executive acknowledge and agree that, concurrently with the execution of this Agreement, they are entering into an Indemnification Agreement of even date herewith.
11.     REDUCTION OF CERTAIN PAYMENTS. Notwithstanding anything to the contrary in this Agreement, in any other agreement between Executive and the Company or any plan maintained by the Company, if there is a 280G Change in Control (as defined below), the following rules shall apply (capitalized terms used but not previously defined are defined in Section 11(e) below):
(a)     Except as otherwise provided in Section 11(c) below, if it is determined in accordance with Section 11(d) below that any portion of the Contingent Compensation Payments (as defined below) that otherwise would be paid or provided to Executive or for his benefit in connection with the 280G Change in Control would be subject to the excise tax imposed under Section 4999 of the Code (“Excise Tax”), then such Contingent Compensation Payments shall be reduced by the smallest total amount necessary in order for the aggregate present value of all such Contingent Compensation Payments after such reduction, as determined in accordance with the applicable provisions of Section 280G of the Code and the regulations issued thereunder, not to exceed the Excise Tax Threshold Amount (as defined below).
(b)    If the Auditor (as defined below) determines that any reduction is so required, the Contingent Compensation Payments to be reduced, and the reduction to be made to such Contingent Compensation Payments, shall be determined by the Auditor in its sole discretion in a manner which will result in the least economic cost to Executive, and if the reduction with respect to two or more Contingent Compensation Payments would result in equivalent economic cost to Executive, such Contingent Compensation Payments shall be reduced in the inverse chronological order of the dates on which such Contingent Compensation Payments were otherwise scheduled to be made to Executive, until the required reduction has been fully achieved.

(c)    Notwithstanding the foregoing, no reduction in any of Executive’s Contingent Compensation Payments shall be made pursuant to Section 11(a) above if it is determined in accordance with Section 11(d) below that the After Tax Amount of the Contingent Compensation Payments payable to Executive without such reduction would exceed the After Tax Amount of the reduced Contingent Compensation Payments payable to Executive in accordance with Section 11(a) above. For purposes of the foregoing, (x) the “After Tax Amount” of the Contingent Compensation Payments, as computed with, and as computed without, the reduction provided for under Section 11(a) above, shall mean the amount of the Contingent Compensation Payments, as so computed, that Executive would retain after payment of all taxes (including without limitation any federal, state or local income taxes, the Excise Tax or any other excise taxes, any Medicare or other employment taxes, and any other taxes) imposed on such Contingent Compensation Payments in the year or years in which payable; and (y) the amount of such taxes shall be computed at the rates in effect under the applicable tax laws in the year in which the 280G Change in Control occurs, or if then ascertainable, the rates in effect in any later year in which any Contingent Compensation Payment is expected to be paid following the 280G Change in Control, and in the case of any income taxes, by using the maximum combined federal, state and (if applicable) local income tax rates then in effect under such laws.
(d)    A determination as to whether any Excise Tax is payable with respect to Executive’s Contingent Compensation Payments and if so, as to the amount thereof, and a determination as to whether any reduction in Executive’s Contingent Compensation Payments is required pursuant to the provisions of Sections 11(a) and 11(c) above, and if so, as to the amount of the reduction so required, shall be made by no later than fifteen (15) days prior to the closing of the transaction or the occurrence of the event that constitutes the 280G Change in Control. Such determinations, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent auditor (the “Auditor”) jointly selected by Executive and the Company, all of whose fees and expenses shall be borne and directly paid solely by the Company. The Auditor shall be a nationally recognized public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any of its affiliates. If Executive and the Company cannot agree on the firm to serve as the Auditor, then Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor, all of whose fees and expenses shall be borne and directly paid solely by the Company. The Auditor shall provide a written report of its determinations, including detailed supporting calculations, both to Executive and to the Company. The determinations made by the Auditor pursuant to this Section 11(d) shall be binding upon Executive and the Company.
(e)    For purposes of the foregoing, the following terms shall have the following respective meanings:
(i)“280G Change in Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, as determined in accordance with Section 280G(b)(2) of the Code and the regulations issued thereunder.
(ii)“Contingent Compensation Payment” shall mean any payment or benefit in the nature of compensation that is to be paid or provided to Executive or for Executive’s benefit in connection with a 280G Change in Control (whether under this Agreement or otherwise, including by the entity, or by any affiliate of the entity, whose acquisition of the stock of the Company or its assets constitutes the 280G Change in Control) if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code) at the time of the 280G Change in Control, to the extent that such payment or benefit is “contingent” on the 280G Change in Control within the meaning of Section 280G(b)(2)(A)(i) of the Code and the regulations issued thereunder.
(iii)“Excise Tax Threshold Amount” shall mean an amount equal to (x) three times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations issued thereunder, less (y) $1.
12.     CLAWBACK. Executive acknowledges and agrees that any incentive compensation provided by the Company to Executive under this Agreement or otherwise may be subject to recovery by the Company under and in accordance with any Company clawback or recoupment policy in effect on the Effective Date or as may be adopted or maintained by the Company following the Effective Date, including the Company’s Compensation Recoupment Policy, as amended from time to time (or any successor policy thereto).
13.     EFFECTIVENESS. The parties hereto acknowledge and agree that this Agreement (and Executive’s employment hereunder) shall become effective on the Effective Date, subject to and conditioned upon the completion, to the satisfaction of the Company, of a successful background check on Executive administered in accordance with applicable law, as conducted by a third-party provider selected by the Company in its discretion (the “Background Check”). Executive agrees, as a condition to his employment hereunder, to submit to and reasonably cooperate with the Background Check to the extent requested by the Company and/or the third-party provider. Notwithstanding anything contained herein, in the event that the completed Background Check is not successful, as determined by the Company in its sole discretion, this Agreement shall not become effective, and shall automatically, and without notice, terminate without any obligation due to either party hereto and the provisions of this Agreement shall be of no force or effect.

[The Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement, effective as of the Effective Date.
“COMPANY”
Match Group, Inc.

By: /s/ D.V. Williams
Name: D.V. Williams
Title: Chief People Officer

“EXECUTIVE”

/s/ Sean Edgett
Sean Edgett

[Signature Page to Employment Agreement]

EXHIBIT A
STANDARD TERMS AND CONDITIONS
1.TERMINATION OF EXECUTIVE’S EMPLOYMENT.
(a)    DEATH. Executive’s employment shall terminate automatically upon Executive’s death. In the event Executive’s employment hereunder is terminated by reason of Executive’s death, the Company shall pay Executive’s designated beneficiary or beneficiaries (or, if none, Executive’s estate), within thirty (30) days of Executive’s death (or such earlier date as may be required by applicable law) in a single, lump sum in cash, (i) Executive’s Base Salary through the end of the month in which his death occurs; and (ii) any Accrued Obligations (as defined below). In addition, any incentive equity or equity-linked awards in or relating to equity of the Company or its subsidiaries (e.g., restricted stock, restricted stock units, stock options, phantom stock or similar instruments) (each, an “Award”) held by Executive that are outstanding and unvested as of the Termination Date shall vest (and, as applicable, become exercisable) upon such Termination Date on an accelerated basis as to a number of shares subject to such Award that would have vested (and, as applicable, become exercisable) at any time through the first anniversary of the Termination Date had Executive remained in continuous employment with the Company through such anniversary (or, if later, upon attainment of applicable performance goals during such one (1)-year period) and shall, as applicable, be settled in accordance with their terms. Notwithstanding the foregoing, (A) any Award that would vest under this provision but for the fact that outstanding performance conditions have not been satisfied shall vest only if, and at such point as, such performance conditions are satisfied (and shall not lapse on the Termination Date to the extent unvested, but shall instead remain outstanding and eligible to vest during such one (1)-year period), and (B) the terms of any future awards may be varied in the governing documents of such award.
(b)    DISABILITY. As used herein, “Disability” shall mean such term (or word of like import) as defined under the long-term disability policy of the Company regardless of whether Executive is covered by such policy. If the Company does not have a long-term disability policy in place, “Disability” means that Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any medically determinable physical or mental impairment for a period of four (4) consecutive months. If within thirty (30) days after written notice of a pending termination for Disability is provided to Executive by the Company (in accordance with Section 4 above), Executive is not able to substantially perform Executive’s duties hereunder, then Executive’s employment under this Agreement may be terminated by the Company due to such Disability. During any period prior to such termination during which Executive is absent from the full-time performance of Executive’s duties with the Company due to Disability, the Company shall continue to pay Executive’s Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company. Upon termination of Executive’s employment due to Disability, the Company shall pay Executive within thirty (30) days of such termination (or such earlier date as may be required by applicable law) in a single lump sum in cash (i) Executive’s Base Salary through the end of the month in which termination
    Exhibit A

occurs, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company; and (ii) any Accrued Obligations.
(c)    TERMINATION FOR CAUSE; TERMINATION BY EXECUTIVE WITHOUT GOOD REASON. Upon the termination of Executive’s employment by the Company for Cause (as defined below) or by Executive without Good Reason (as defined below), the Company shall have no further obligation hereunder, except for the payment of any Accrued Obligations. As used herein, “Cause” shall mean: (i) the plea of guilty or nolo contendere to, or conviction for, a felony offense by Executive; provided, however, that (A) after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company’s obligations under this Agreement and (B) Executive’s employment shall be immediately reinstated if the indictment is dismissed or otherwise dropped and there is not otherwise grounds to terminate Executive’s employment for Cause; (ii) a material breach by Executive of a fiduciary duty owed to the Company; (iii) a material breach by Executive of any of the covenants made by Executive in Section 2 below; (iv) Executive’s continued willful failure to perform or gross neglect of the material duties required by this Agreement (other than any such failure resulting from incapacity due to physical or mental illness); or (v) a knowing and material violation by Executive of any material Company policy pertaining to ethics, wrongdoing or conflicts of interest, which policy had been provided to Executive in writing or otherwise made generally available prior to such violation; provided, that in the case of conduct described in clauses (ii), (iii), (iv) or (v) above which is capable of being cured, Executive shall have a period of no less than ten (10) days after Executive is provided with written notice (specifying in reasonable detail the acts or omissions believed to constitute Cause and the steps necessary to remedy such condition, if curable) in which to cure, which such notice specifically identifies the breach, the nature of the willful or gross neglect or the violation that the Company believes constitutes Cause.
(d)    TERMINATION BY THE COMPANY WITHOUT CAUSE, DUE TO COMPANY NON-RENEWAL OR RESIGNATION BY EXECUTIVE FOR GOOD REASON. If Executive’s employment hereunder is terminated prior to the expiration of the Term by the Company for any reason other than for Cause (including for clarity, due to a Company Non-Renewal (as defined below) of the Agreement, but excluding for clarity, due to Executive’s death or Disability), or if Executive terminates Executive’s employment hereunder prior to the expiration of the Term for Good Reason, then:
(i)the Company shall pay to Executive an amount equal to twelve (12) months of the Base Salary, payable in substantially equal installments in accordance with the Company’s normal payroll practices over the twelve (12) months from the Termination Date (the “Severance Period”), which installments shall commence on the first payroll date following the effective date of the Release (as defined below) and amounts otherwise payable prior to such first payroll date shall be paid on such date without interest thereon (it being understood that if any applicable Release consideration/revocation period spans two calendar years, in no event shall any such payments be made prior to the first Company payroll date in the latter such calendar year, if later than the date such payments would otherwise commence);
Exhibit A

(ii)the Company shall pay Executive within thirty (30) days after the Termination Date (or such earlier date as may be required by applicable law) in a lump sum in cash any Accrued Obligations; and
(iii)any Awards held by Executive that are outstanding and unvested on the Termination Date, shall vest (and, as applicable, become exercisable) upon such Termination Date on an accelerated basis as to a number of shares subject to such Award that would have vested (and, as applicable, become exercisable) at any time through the first anniversary of the Termination Date had Executive remained in continuous employment with the Company through such anniversary (or, if later, upon attainment of applicable performance goals during such one (1)-year period) and shall, as applicable, be settled in accordance with their terms. Notwithstanding the foregoing, (A) any Award that would vest under this provision but for the fact that outstanding performance conditions have not been satisfied shall vest only if, and at such point as, such performance conditions are satisfied (and shall not lapse on the Termination Date to the extent unvested, but shall instead remain outstanding and eligible to vest during such one (1)-year period), and (B) the terms of any future awards may be varied in the governing documents of such awards with respect to terms other than the vesting accelerations described in this Section 1(d)(iii); and
(iv)the Company shall, during the Severance Period, provide Executive with continued coverage under the Company’s group health plan, at the Company’s cost, or with an additional taxable monthly payment in an amount equal to the full premiums for continued healthcare coverage under the Company’s plans through COBRA, at the same coverage level as in effect for Executive as of the Termination Date. The payment under this clause (iv) shall be grossed up for applicable taxes (in accordance with Section 9(d) above). Notwithstanding the foregoing, in the event Executive obtains alternative employment during the Severance Period offering employer-paid healthcare coverage that is no less favorable in the aggregate than the benefits provided under the Company’s group health plan for active employees, Executive shall enroll in and obtain coverage under such new employer’s plan at the earliest opportunity and the Company’s obligations under this clause (iv) shall cease as of the effective date of such alternate coverage.
For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent: (A) the Company requiring Executive to report to any person or persons other than the Reporting Officer, (B) a material diminution in title or the assignment of duties and responsibilities to, or limitation on duties of, Executive inconsistent with Executive’s position as Chief Legal Officer and Secretary of the Company, excluding for this purpose any such instance that is an isolated and inadvertent action not taken in bad faith or that is authorized pursuant to this Agreement, (C) any material reduction in Executive’s Base Salary, (D) requiring Executive’s principal place of business as of the Relocation Date to be in a location more than fifty (50) miles outside of the Los Angeles, California metropolitan area or (E) any material breach by the Company of this Agreement or any other written agreement between Executive and the Company or any Company affiliate; provided that in no event shall Executive’s resignation be for “Good Reason” unless (x) an event or circumstance constituting “Good Reason” shall have occurred and Executive provides the Company with written notice thereof within thirty (30) days after Executive has knowledge of
Exhibit A

the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within thirty (30) days after the receipt of such notice, and (z) Executive resigns within ninety (90) days after the date of delivery of the notice referred to in clause (x) above.

(e)    RELEASE. The payments and severance benefits described in Section 1(d) above with the exception of Section 1(d)(ii), shall be subject to Executive’s compliance in all material respects with the restrictive covenants set forth in Section 2 below (and, for clarity, the Company shall provide Executive with written notice and reasonable opportunity to cure (to the extent capable cure) any breach of such restrictive covenants) and Executive’s execution within twenty-one (21) days following the Termination Date (or such longer period as may be required by applicable law) and non-revocation of a mutual general release of claims in substantially the form annexed hereto as Exhibit B (the “Release”). For the avoidance of doubt, all Awards eligible for accelerated vesting pursuant to Section 1(d)(iii) hereof shall remain outstanding and eligible to vest following the Termination Date and shall actually vest and become exercisable (if applicable) and non-forfeitable as of the Termination Date, subject to the Release becoming effective by its own terms.
(f)EXCLUSIVE BENEFIT. Except as expressly provided in this Section 1, Executive shall not be entitled to any additional payments or benefits upon or in connection with Executive’s termination of employment.
(g)OFFSET. If Executive obtains other employment during the period of time in which the Company is required to make payments to Executive pursuant to Section 1(d)(i) above, the amount of any installment payments remaining to be made to Executive thereunder at the time such other employment commences shall be reduced, on a dollar for dollar basis, in the order of the scheduled dates of payment of such remaining installments (taking into account any delay in any installment payment required under Section 9 of the Agreement) by the amount of compensation received by Executive from such other employment on or prior to the scheduled date of payment of each such remaining installment. For purposes of this Section 1(g), Executive shall have an obligation to inform the Company regarding Executive’s employment status following termination and during the period of time in which the Company is making payments to Executive under Section 1(d)(i) above.
(h)ACCRUED OBLIGATIONS. As used in this Agreement, “Accrued Obligations” shall mean the sum of (i) any portion of Executive’s accrued but unpaid Base Salary through the Termination Date; (ii) any unreimbursed business expenses incurred by Executive prior to the Termination Date that are reimbursable in accordance with Section 3(c)(i) above; (iii) the value of any accrued and unused vacation days; and (iv) any compensation previously earned but deferred by Executive (together with any interest or earnings thereon) that has not yet been paid and that is not otherwise scheduled to be paid at a later date pursuant to any deferred compensation arrangement of the Company to which Executive is a party, if any (provided, that any election made by Executive pursuant to any deferred compensation arrangement that is subject to Section 409A regarding the schedule for payment of such deferred compensation shall prevail over this Section 1(h) to the extent inconsistent herewith).
Exhibit A

(i)COMPANY NON-RENEWAL. If the Company delivers a Non-Renewal Notice to Executive then, provided Executive’s employment hereunder continues through the expiration date of the ninety (90)-day notice period then in effect (and that Executive would, absent such Non-Renewal Notice, be willing to continue employment on the terms and conditions contained in this Agreement at such time), effective as of such expiration date, Executive’s employment with the Company automatically will terminate (such termination, a “Company Non-Renewal”).
(j)RESIGNATION FROM ALL POSITIONS. Notwithstanding any other provision of this Agreement, upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive shall immediately resign as of the Termination Date from all positions that Executive holds with the Company and any of its subsidiaries, including, without limitation, all boards of directors of any subsidiary of the Company or any parent company of the Company. Executive hereby agrees to execute all documentation and to take all reasonable actions necessary to effectuate such resignations upon request by the Company.
(k)POST-TERMINATION EXERCISE PERIOD FOR STOCK OPTIONS. In the event of Executive’s termination of employment for any reason other than a termination of employment by the Company for Cause and subject to Executive’s timely execution and non-revocation of a Release (as provided in Section 1(e) above), any then-vested options to purchase Company stock (including options vesting as a result of any accelerated vesting upon such termination of employment, if any) shall remain outstanding and exercisable through the date that is twelve (12) months following the Termination Date or, if earlier, through the scheduled expiration date of such options.
2.    CONFIDENTIAL INFORMATION; NON-COMPETITION; NON-SOLICITATION; AND PROPRIETARY RIGHTS.
(a)    CONFIDENTIALITY. Executive acknowledges that, while employed by the Company, Executive has occupied and will occupy a position of trust and confidence. The Company has provided and shall provide Executive with Confidential Information (as defined below). Executive shall not, except as Executive in good faith deems appropriate to perform Executive’s duties hereunder or as required by applicable law or regulation, governmental investigation, subpoena, or in connection with enforcing the terms of this Agreement (or any agreement referenced herein) without limitation in time, communicate, divulge, disseminate, disclose to others or otherwise use, whether directly or indirectly, any Confidential Information regarding the Company or any of its subsidiaries or affiliates.
For purposes of this Agreement, “Confidential Information” shall mean information about the Company or any of its subsidiaries or affiliates, and their respective businesses, employees, consultants, contractors, clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes or otherwise generally made available to the public (other than by Executive’s breach of the terms hereof or the terms of any previous confidentiality obligation by Executive to the Company) and that was learned or developed by Executive in the course of employment by the Company or any of its subsidiaries or affiliates, including (without limitation) any proprietary information, proprietary knowledge,
Exhibit A

know-how, inventions, software source code, trade secrets, data, formulae, marketing plans, sales plans, product plans, business plans, strategies, business partners and relationships, business operations and methods, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such information. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage. Executive agrees to deliver, return to the Company (or destroy, to the extent physically returning the following is not possible), at the Company’s written request at any time or upon termination or expiration of Executive’s employment or as soon thereafter as possible, whether kept in tangible form or intangible form in the cloud or otherwise, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written and digital information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Executive in the course of Executive’s employment by the Company and its subsidiaries or affiliates; provided, that, Executive may retain Executive’s personal effects, contacts, copies of documentation reasonably necessary for Executive to prepare Executive’s tax returns and documents relating to Executive’s compensation. As used in this Agreement, “subsidiaries” and “affiliates” shall mean any company controlled by, controlling or under common control with the Company.
(b)    NON-COMPETITION.
(i)In consideration of this Agreement, and for other good and valuable consideration provided hereunder, the receipt and sufficiency of which are hereby acknowledged by Executive, Executive hereby agrees and covenants that, during the Term, Executive shall not, without the prior written consent of the Company, directly or indirectly, engage in or become associated with a Competitive Activity (as defined below).
(ii)For purposes of this Section 2(b), a “Competitive Activity” means engaging in the business of providing online or app-based dating or similar match-making services or in any other business providing similar or related services or products that the Company is engaged in as of the Termination Date (the “Company Products or Services”), provided such business or endeavor is in the United States, or in any foreign jurisdiction in which the Company provides, or has provided during the Term, the relevant Company Group Products or Services.
(iii)For purposes of this Section 2(b), Executive shall be considered to have become “associated with a Competitive Activity” if Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, member, advisor, lender, consultant or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity.
(iv)Notwithstanding anything else in this Section 2(b), Executive may own, for investment purposes only, up to five percent (5%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if the stock of such
Exhibit A

corporation is either listed on a national stock exchange or on the NASDAQ National Market System and if Executive is not otherwise affiliated with such corporation.
(c)    NON-SOLICITATION OF EMPLOYEES. Executive recognizes that Executive possesses and will possess Confidential Information about other employees, consultants and contractors of the Company and its subsidiaries and affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries and affiliates. Executive recognizes that the information Executive possesses and will possess about these other employees, consultants and contractors is not generally known, is of substantial value to the Company and its subsidiaries and affiliates in developing their respective businesses and in securing and retaining customers, and has been and will be acquired by Executive because of Executive’s business position with the Company. Executive agrees that, during the Term, Executive will not, directly or indirectly, solicit, recruit or hire any employee of the Company or any of its subsidiaries and affiliates (or any individual who was an employee of the Company or any of its subsidiaries at any time during the six (6) months prior to such act of hiring, solicitation or recruitment) for the purpose of being employed by Executive or by any business, individual, partnership, firm, corporation or other entity on whose behalf Executive is acting as an agent, representative or employee and that Executive will not convey any such Confidential Information or trade secrets about other employees of the Company or any of its subsidiaries to any other person except within the scope of Executive’s duties hereunder. Executive agrees that, for a period of twelve (12) months following the Term, Executive will not, directly or indirectly, solicit or recruit any employee of the Company or any of its subsidiaries and affiliates (or any individual who was an employee of the Company or any of its subsidiaries at any time during the six (6) months prior to such act of hiring, solicitation or recruitment) who was personally known to Executive or as to whom Executive had Confidential Information for the purpose of being employed by Executive or by any business, individual, partnership, firm, corporation or other entity on whose behalf Executive is acting as an agent, representative or employee and that Executive will not convey any such Confidential Information or trade secrets about other employees of the Company or any of its subsidiaries to any other person except within the scope of Executive’s duties hereunder. Notwithstanding the foregoing, Executive is not precluded from soliciting or hiring any individual who (i) initiates discussions regarding employment on his or her own, (ii) responds to any public advertisement or general solicitation, or (iii) has resigned or been terminated by the Company prior to the solicitation.
(d)    NON-SOLICITATION OF BUSINESS PARTNERS. During the Term, Executive shall not, without the prior written consent of the Company, persuade or encourage any business partners or business affiliates of the Company or its subsidiaries or affiliates to cease doing business with the Company or any of its subsidiaries or affiliates or to engage in any business competitive with the Company or its subsidiaries.
(e)    PROPRIETARY RIGHTS; ASSIGNMENT. All Employee Developments (as defined below) are and shall be considered works made for hire by Executive for the Company or any of its subsidiaries or affiliates. Executive agrees that all rights of any kind in any Employee Developments belong exclusively to the Company. In order to permit the Company to exploit such Employee Developments, Executive shall promptly and fully report all such Employee Developments to the Company. Except in furtherance of his obligations as an employee of the Company, Executive shall
Exhibit A

not use or reproduce any portion of any record associated with any Employee Development without prior written consent of the Company or, as applicable, its subsidiaries or affiliates. Executive agrees that in the event actions of Executive are required to ensure that such rights belong to the Company under applicable laws, Executive will cooperate and take whatever such actions are reasonably requested by the Company, whether during or after the Term, and without the need for separate or additional compensation. For purposes of this Agreement, “Employee Developments” means any discovery, invention, design, know-how, method, technique, improvement, enhancement, development, computer program, software, machine, algorithm or other work or authorship, whether or not patentable or copyrightable, that (i) relates to the business or operations of the Company or any of its subsidiaries or affiliates, or (ii) results from or is suggested by any undertaking assigned to Executive or work performed by Executive for or on behalf of the Company or any of its subsidiaries or affiliates, in each case (i) or (ii) whether created alone or with others, during or after working hours (including before the Effective Date). All Confidential Information and all Employee Developments, and all intellectual property rights therein, shall remain the sole property of the Company or any of its subsidiaries or affiliates. Executive has not acquired and shall not acquire any proprietary interest in any Confidential Information or Employee Developments developed or acquired during the Term. To the extent Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development or any intellectual property rights therein, Executive hereby assigns to the Company all such proprietary rights. Executive hereby waives, and agrees to waive, any moral rights Executive may have in any copyrightable work included in any Employee Developments. Executive shall, both during and after the Term, upon the Company’s request, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company’s rights in Confidential Information and Employee Developments. THIS PARAGRAPH DOES NOT APPLY TO ANY EMPLOYEE DEVELOPMENT WHICH QUALIFIES FULLY UNDER THE PROVISIONS OF SECTION 2870 OF THE LABOR CODE OF THE STATE OF CALIFORNIA, A COPY OF WHICH IS ATTACHED TO THIS AGREEMENT AS EXHIBIT A-1 HERETO. FURTHER, TO THE EXTENT THIS SECTION 2(E) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF ANY OTHER STATE WHICH PRECLUDES A REQUIREMENT IN AN EMPLOYEE AGREEMENT TO ASSIGN CERTAIN CLASSES OF INVENTIONS MADE BY AN EMPLOYEE, THE ASSIGNMENT OF RIGHTS IN THIS SECTION 2(E) SHALL BE INTERPRETED NOT TO APPLY TO ANY INVENTION WHICH A COURT RULES AND/OR THE COMPANY AGREES FALLS WITHIN SUCH CLASSES.
(f)    PRIOR INVENTIONS RETAINED AND LICENSED. Executive has provided, or will provide to Company in Exhibit A-2, a description of any discovery, invention, design, ideas, processes, formulas, method, technique, improvement, enhancement, development, computer program, software, machine, algorithm or other work or authorship, whether or not patentable or copyrightable that was made by Executive prior to Executive’s employment with Company, that belong to Executive, that relate to Company’s or its affiliate’s proposed business, products, or research and development, and that are not assigned to Company hereunder (collectively referred to as “Prior Inventions”); or, if no such Prior Inventions have been disclosed or are being disclosed in Exhibit A-2, Executive hereby represents that there are no such Prior Inventions. If in the course of Executive’s employment with Company, Executive incorporates into a Company product, process, or machine a
Exhibit A

Prior Invention owned by Executive or in which Executive has an interest, Executive hereby grants to Company and its affiliates a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, and sell such Prior Invention as part of or in connection with such product, process, or machine.
(g)    CERTAIN EXCEPTIONS. Notwithstanding the foregoing or anything herein to the contrary, nothing contained herein shall prohibit Executive from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation and/or (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Executive’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding. Pursuant to 18 USC Section 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Without limiting the foregoing, nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the undersigned has reason to believe is unlawful.
(h)    COMPLIANCE WITH POLICIES AND PROCEDURES. During the period that Executive is employed with the Company hereunder, Executive shall adhere to the policies and standards of professionalism set forth in the Company’s Policies and Procedures as they may exist from time to time.
(i)    SURVIVAL OF PROVISIONS. The obligations contained in this Section 2 shall, to the extent provided in this Section 2, survive the termination or expiration of Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.
3.    TERMINATION OF PRIOR AGREEMENTS/EXISTING CLAIMS/AUTHORITY. This Agreement constitutes the entire agreement between the parties hereto and, as of the Effective Date, terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement. Executive acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and no such person or entity is making, and in executing this Agreement, Executive has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement. The
Exhibit A

Company represents that it has due authority to enter into this Agreement and has taken all necessary corporate action to enter into this Agreement and provide the compensation set forth herein.
4.    ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder, other than Executive to Executive’s heirs and beneficiaries upon Executive’s death to the extent provided in this Agreement; provided that in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and in the event of any such assignment or transaction, all references herein to the “Company” shall refer to the Company’s assignee or successor hereunder.
5.    WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Executive hereunder, as may be required from time to time by applicable law, governmental regulation or order.
6.    WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.
7.    HEADING REFERENCES. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. References to “this Agreement” or the use of the term “hereof” shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto, taken as a whole.
8.    REMEDIES FOR BREACH.
(a)Executive expressly agrees and understands that Executive will notify the Company in writing of any alleged breach of this Agreement by the Company, and the Company will have thirty (30) days from receipt of Executive’s notice to cure any such breach. Executive expressly agrees and understands that in the event of any termination of Executive’s employment by the Company during the Term, the Company’s contractual obligations to Executive shall be fulfilled through compliance with its obligations under these Standard Terms and Conditions.
(b)    Executive expressly agrees and understands that the remedy at law for any breach by Executive of Section 2 of these Standard Terms and Conditions will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon Executive’s violation of any provision of such Section 2, the Company shall be entitled to seek from any court of competent jurisdiction immediate injunctive relief and a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation. Nothing in this Agreement shall be deemed to limit the Company’s
Exhibit A

remedies at law or in equity for any breach by Executive of any of the provisions of this Agreement, including Section 2, which may be pursued by or available to the Company.
9.    SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.
10.    SARBANES-OXLEY ACT OF 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Exchange Act, and the rules and regulations promulgated thereunder, then such transfer or deemed transfer shall be provided to Executive as compensation (and not as a loan) to Executive (and as such shall be subject to tax withholding obligations).
11.    EXECUTIVE ACKNOWLEDGEMENTS. Executive hereby represents and warrants to the Company that (a) Executive is entering into this Agreement voluntarily and that Executive’s acceptance of employment with the Company and the performance of Executive’s duties and responsibilities hereunder will not, in any case, violate any agreement between Executive and any other person, firm, organization or other entity; and (b) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party, in any case, that would be violated by Executive’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.
*     *     *     *     *
Exhibit A

EXHIBIT A-1
CALIFORNIA LABOR CODE
SECTION 2870-2872
2870. (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
1.Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
2.Result from any work performed by the employee for the employer.
(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.
2871. No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee’s inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.
2872. If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.

Exhibit A

EXHIBIT A-2

PRIOR INVENTIONS
List here Prior Inventions which you desire to have specifically excluded from the operation of this Agreement. Continue on reverse side if necessary.
None
Exhibit A

EXHIBIT B

FORM OF RELEASE

THIS RELEASE (the “Release”) is entered into between Sean Edgett (“Executive”) and Match Group, Inc., a Delaware corporation (the “Company”), for the benefit of the Company and other Releasees (as defined below). The entering into and non-revocation of this Release is a condition to Executive’s right to receive certain payments and benefits under Section 1 of the Standard Terms and Conditions attached as Exhibit A (the “Standard Terms and Conditions”) to that certain employment agreement entered into by and between Executive and the Company, effective as of September 16, 2024 (the “Employment Agreement”). Capitalized terms used and not defined herein shall have the meaning provided in the Employment Agreement.
Accordingly, Executive and the Company agree as follows.
1.    In consideration for the payments and other benefits provided to Executive by the Employment Agreement, to which Executive is not otherwise entitled, and the sufficiency of which Executive acknowledges, Executive represents and agrees, as follows:
(a)    Executive, for Executive’s self and Executive’s heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”), hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue the Company or any of its parents, subsidiaries, divisions, affiliates and related entities and their current and former directors, officers, shareholders, trustees, employees, consultants, independent contractors, representatives, agents, servants, successors and assigns and all persons acting by, through or under or in concert with any of them (collectively “Releasees”), from all claims, rights and liabilities up to and including the date of this Release arising from or relating to Executive’s employment with, or termination of employment from, the Company, and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state or local employment statute, law, order or ordinance, including any rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), or any other federal, state or municipal ordinance relating to discrimination in employment. Nothing contained herein shall restrict the parties’ rights to enforce the terms of this Release.
(b)    To the maximum extent permitted by law, Executive agrees that Executive has not filed, nor will Executive ever file, a lawsuit asserting any claims which are released by this Release, or to accept any benefit from any lawsuit which might be filed by another person or government entity based in whole or in part on any event, act, or omission which is the subject of this Release.

Exhibit B

(c)    This Release specifically excludes (i) Executive’s rights and the Company’s obligations to provide severance payments under Section 1 of the Standard Terms and Conditions; (ii) Executive’s right to indemnification under Section 10 of the Employment Agreement or otherwise under the Company’s organizational documents, applicable insurance policies or applicable law; (iii) Executive’s right to assert claims for workers’ compensation or unemployment benefits; (v) Executive’s vested rights under any retirement or welfare benefit plan of the Company or under any equity or equity-linked award that remains outstanding following the Termination Date (as defined in the Employment Agreement); or (vi) any other rights that may not be waived by an employee under applicable law. Nothing contained in this Release shall release Executive from Executive’s obligations, including any obligations to abide by restrictive covenants, under the Employment Agreement that continue or are to be performed following termination of employment.
(d)    The parties agree that this Release shall not affect the rights and responsibilities of the US Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce ADEA and other laws. In addition, the parties agree that this Release shall not be used to justify interfering with Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The parties further agree that Executive knowingly and voluntarily waives all rights or claims (that arose prior to Executive’s execution of this Release) the Releasers may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC.
2.    Executive acknowledges that the Company has specifically advised Executive of the right to seek the advice of an attorney concerning the terms and conditions of this Release. Executive further acknowledges that Executive has been furnished with a copy of this Release, and Executive has been afforded at least twenty-one (21) days in which to consider the terms and conditions set forth above prior to this Release. If Executive signs this Release prior to the expiration of the twenty-one (21) day period, Executive waives the remainder of that period. Executive waives the restarting of the twenty-one (21) day period in the event of any modification of this Release, whether or not material.
3.     By executing this Release, Executive affirmatively states that Executive has had sufficient and reasonable time to review this Release and to consult with an attorney concerning Executive’s legal rights prior to the final execution of this Release. Executive further agrees that Executive has carefully read this Release and fully understands its terms. Executive understands that Executive may revoke this Release within seven (7) days after signing this Release. Revocation of this Release must be made in writing and must be received by the Chief People Officer of the Company, 8750 North Central Expressway, Suite 1400, Dallas, TX 75231 on or before 5:00 p.m. (CT) on the seventh (7th) day after the date on which Executive signs this Release.
4.     Executive agrees that because the general releases herein specifically cover known and unknown claims, Executive waives his rights under Section 1542 of the
Exhibit B

California Civil Code or any other comparable statute of any jurisdiction. Section 1542 states as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Executive, being aware of said Code section, hereby expressly waives any rights he may have thereunder, as well as under any other statutes or common law principles of similar effect.
5.    This Release will be governed by and construed in accordance with the laws of the state of Texas , without giving effect to any choice of law or conflicting provision or rule (whether of the state of Texas or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of Texas to be applied. In furtherance of the foregoing, the internal law of the state of Texas will control the interpretation and construction of this agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.
6.     The provisions of this Release are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.
7.    This Release shall become effective and enforceable on the eighth day following its execution by Executive, provided Executive does not exercise Executive’s right of revocation as described above. If Executive fails to sign and deliver this Release or revokes Executive’s signature, this Release will be without force or effect, and Executive shall not be entitled to the payments and benefits of Section 1(d), with the exception of Section 1(d)(ii) of the Standard Terms and Conditions.

Sean Edgett
Date:

Exhibit B